Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

Pathnet, Inc., a Delaware corporation

Pathnet Operating, Inc., a Delaware corporation

Pathnet Operating of Virginia, Inc., a Virginia corporation

Pathnet/Idaho Power License, LLC, a Delaware limited liability company.

Pathnet/Idaho Power Equipment, LLC, a Delaware limited liability company.

Pathnet Fiber Optics, LLC, a Delaware limited liability company.

Pathnet Equipment Leasing LLC, a Delaware limited liability company. (*)

Pathnet Real Estate LLC, a Delaware limited liability company. (*)

* - subsidiaries of Pathnet Operating, Inc.